NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC (the 'Exchange' or 'NYSE MKT') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of Common Stock (the 'Common Stock') and 10% Series C Cumulative Preferred Stock (the 'Preferred Stock') of GreenHunter Resources, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on March 28, 2016, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock and Preferred Stock are no longer suitable for continued listing and trading on the Exchange. NYSE Regulation reached its decision to initiate delisting proceedings pursuant to Section 1003(a)(iv) of the NYSE MKT Company Guide (the 'Guide') based on the disclosure in the Company’s March 1, 2016 press release, that it and certain operating subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Texas, Fort Worth. 1. Based on the Company’s announcement mentioned above, on March 1, 2016, NYSE Regulation determined that the Common Stock and Preferred Stock of the Company should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Common Stock and Preferred Stock from listing and registration on the Exchange. The Company was notified by phone on March 1, 2016 and by letter on March 2, 2016. 2. Pursuant to the above authorization, a press release was immediately issued and an announcement of the suspension of trading in the Common Stock and Preferred Stock was made on the 'ticker' of the Exchange immediately and at the opening of the trading session on March 2, 2016. Similar information was included on the Exchange's website. 3. Pursuant to Sections 1009(g) and 1203 of the Company Guide, the Company had a right to appeal to a Listings Qualification Panel (the 'Panel') the determination to delist the Common Stock and Preferred Stock, provided that it filed a written request for such a review with the Office of the General Counsel of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.